Exhibit 99.2

Galata Acquisition Corp & Marti Technologies Business Combination

Investor Call Transcript Draft July 28, 2022.

Slide 1

Operator

Good morning, ladies and gentlemen. Thank you for standing by and welcome to the Galata Acquisition Corp. & Marti Technologies Business Combination conference call and webcast. We appreciate everyone joining us today. Please note that the press release issued today and the investor presentation have been filed with the SEC and can be found on the Galata Acquisition Corp. investor website at galatacorp.net, a link to which is also available on Marti’s corporate website at marti.tech/en/. Please review the disclaimers included in the investor presentation.

Slides 2

Before we get started, I would like to remind you that statements we make during this call contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties. Any statement that refers to expectations, projections or characterizations of future events, including financial projections, the anticipated benefits of the proposed transaction or future market conditions, is a forward-looking statement. The company's actual future results could differ materially from those expressed in such forward-looking statements for any reason, including those set forth in Galata Acquisition Corp.’s SEC filings, including its Form 8-K filed today.

Slide 3

Neither Galata Acquisition Corp. nor Marti Technologies assumes any obligation to update any such forward-looking statements. Please also note that the past performance or market information is not a guarantee of future results.

During this conference call, we will discuss non-IFRS financial measures including a discussion of net revenue and EBITDA. We believe non-IFRS disclosures enable investors to better understand Marti Technologies’ core operating performance. Please refer to the investor presentation for a reconciliation of each non-IFRS measure to the most directly comparable IFRS financial measure.

In connection with the proposed transaction, Galata Acquisition Corp. intends to file with the Securities and Exchange Commission a proxy statement on Form 14A, with respect to Galata Acquisition Corp.’s stockholder meeting to vote on the proposed transaction. The Proxy Statement will contain important information about the proposed transaction and related matters.

Hosting today’s call are Galata Acquisition Corp. Chief Executive Officer Kemal Kaya, President Daniel Freifeld and Chief Financial Officer Michael Tanzer. From Marti Technologies, Founder and Chief Executive Officer Alper Oktem, Co-founder and President Cankut Durgun and Chief Financial Officer Erdem Selim. Finally, this conference call is being webcast. The webcast link is available at galatacorp.net. I will now turn the call over to Galata Acquisition Corp.’s Chief Executive Officer Kemal Kaya.

[Slide 4]

Kemal Kaya, Chief Executive Officer, Galata Acquisition Corp (KK):

Thank you, operator, and good morning everyone. I’m Kemal Kaya, CEO of Galata Acquisition Corp. Since 2008, I have been a Senior Advisor at Blackstone. I have over 35 years of investment and executive experience, including as CEO of the largest financial group in Turkey and have presided over the largest private merger in Turkish banking history. We’re here today to discuss our proposed combination with Marti Technologies, Turkey’s leading mobility provider. With that I’ll turn the call over to Galata Acquisition Corp.’s President, Daniel Freifeld.

Daniel Freifeld, President, Galata Acquisition Corp (DSF):

Thank you, Kemal. Good morning, I’m Daniel Freifeld, President of Galata Acquisition Corp. and founder of Callaway Capital Management. In addition to our CEO Kemal Kaya, I’m joined today by Galata’s CFO Michael Tanzer and Marti’s Founders, Alper Oktem and Cankut Durgun, as well as Marti’s CFO Erdem Selim and the rest of its management team.

The goal of this presentation is to demonstrate what we believe is the magnitude of the opportunity set and show you that this business is about operational superiority, unit economics, and scale. I hope you will be convinced, as we are, that the opportunity set is significant and untapped, Marti has an excellent operation with best-in-class unit economics, and we believe the data show impressive scalability of the business model. We believe the network effects of density mean the more vehicles they have, the more users convert upon opening the app; and the more vehicles available, the more each unique rider uses the services.

Before we jump into the transaction and what we believe is a highly compelling investment target, I’m going to quickly highlight Galata’s management team and sponsors. The Galata team has decades of emerging markets investment experience. In addition to Kemal’s experience, I myself am the founder of Callaway Capital and have worked in emerging markets for close to 20 years, many of them in Turkey. Today, Callaway manages multiple pooled investment vehicles specializing in emerging markets and has delivered benchmark beating returns through multiple investment cycles. I have extensive experience in Turkey, having started my career there at aged 23 and learning the language. Michael Tanzer, our CFO, works with me at Callaway, where he oversees equity and corporate debt investments and has deep and broad experience underwriting all forms of services businesses.

Our SPAC sponsors together underwrote more than $40 million of the initial public offering and we and our partners are bringing our embedded capital and substantial investment teams to bear on this long-term growth thesis. We raised Galata specifically to find opportunities like Marti Technologies and we’re glad to be bringing this one to you early.

[Slide 5]

DSF

Now, about the target – Marti is Turkey’s leading mobility provider. It today operates a fleet of e-mopeds, e-bikes, and e-scooters all serviced by proprietary software systems and IoT infrastructure. As we will discuss, Marti has achieved exponential growth since inception and delivered best-in-class unit profitability all while being an innovator, continually finding ways to lower operational expenses while improving customer experience. I’m constantly amazed by the improvements they are making to everything from supply chain management to vehicle durability. Already the long-running #1 mobility app in Turkey, we believe Marti is on its way to becoming Turkey’s first – and we think only – mobility super-app. Simply put, Marti is the clear market leader in this fast growing, young country.

Now let me give you the highlights of the transaction. Galata proposes to merge with Marti in Q4 2022 with a pro-forma enterprise value of $532 million and an equity value of $630 million. That implies an enterprise value of 9.7X 2023 Fully Deployed EBITDA of $55mm. The transaction will be funded with a $150 million convertible bond, of which we have commitments for $57.5 million. We note all projections in this presentation assume $92.5M in incremental PIPE commitments will be raised post-announcement. There is no guarantee incremental convertible note PIPE commitments will be raised post-announcement and we note that PIPE commitments are subject to a $150M minimum cash condition.

I also want to highlight here the extensive due diligence we carried out. First, we relied upon Kemal and my personal networks to get reliable insights from Marti’s existing investors and regulators. We conducted background checks on management and key shareholders. We engaged a leading global audit and accounting firm to conduct financial due diligence into the numbers. And we engaged international and local counsel to perform legal due diligence into the business. We also hired the world’s leading business consultancy and the only one with a dedicated mobility unit to conduct comprehensive commercial due diligence and market assessment. And we extensively evaluated Marti’s competitors. In short, we concluded that this is the right industry, right team, and right time for this opportunity. And with that, I will now turn it over to Alper Oktem, Marti’s founder and CEO.

[Slide 6] Transition slide:

[Slide 7]

Alper Oktem, Founder & Chief Executive Officer, Marti Technologies (AO):

Thank you, Danny, and welcome everyone. My name is Alper Oktem, founder and Chief Executive Officer of Marti Technologies. Born and raised in Istanbul, I went on to attend the University of Chicago and then the London School of Economics. Following a short career in banking in London, I moved back to Istanbul to dedicate my time, effort and energy to the local tech industry. This is a pivotal moment in the history of our company, and I am here to tell you that we are confident in what the future holds for Marti as well as the Turkish transportation industry.

We believe that transportation is the number one issue in emerging market megacities. We also believe that everything on wheels will be electric, and everything electric will be sharable. With this vision, we built one of the largest micro-mobility fleets in the world. We have positive unit economics, unlike our global competitors, we do not lose money, we make money. Marti is the only EBITDA-positive micro-mobility company in the world that we know of. What also sets us apart is our operational excellence and an obsession with positive margins and scalability. We believe that we have developed less than ten percent of what we will eventually build.

[Slide 8] Leadership team:

Our management team is core to Marti’s success and you will be hearing more from two of them, my Co-Founder, Cankut Durgun and, Marti’s CFO, Erdem Selim, a little later.

[Slide 9] Marti’s diverse investor base:

Marti is backed by a group of investors with deep experience in Turkey as well as the mobility space. Our diverse investor base includes the leading mobility funds in the Valley and MENA region, the largest private equity fund in Turkey and the largest provider of international finance to Turkey.

[Slide 10]

AO

Marti is the number one travel app in Turkey and the only scaled mobility company in the country. We offer services across different vehicle types including e-mopeds, e-bikes, and e-scooters, making us a one-stop shop for all mobility needs. What differentiates us from our publicly listed competitors is that we do not burn cash, we make money. Despite having one of the top five fleets in terms of size in the world, we have managed to scale up with positive unit economics. We are three times larger than our closest competitor in Turkey with a sixty-four percent market share. We have approximately 5.6 million downloads and over 3.5 million unique riders.

[Slide 11]

AO

We believe Marti also has mobility super app upside. Today, we dominate in e-mopeds, e-bikes, and e-scooters. Tomorrow, our goal is to enter ride-hailing, shared cars, and fintech. We believe our data shows that a healthy mix of different form factors is complementary to fulfilling the needs of the average consumer. Our services cover different distances, different comfort levels, and different price points. We intend to scale our current fully funded fleet of around forty six thousand vehicles to over one hundred thousand vehicles post business combination. The projections in this presentation include only the scaling of our existing business.

[Slide 12]

AO

Marti makes money in part because relatively low labor costs in Turkey enable us to operate a vertically integrated business model that is needed to win the local market. Despite having a similar fleet size compared to the world’s top five companies in the mobility space, our cost basis is less than one-fifth of any one of theirs. Turkey is a capital-scarce market and our seed round was less than five hundred thousand USD, not fifty million USD. Hence, we have learned to operate under certain constraints which have evolved into competitive advantages that are now an important part of our corporate culture; we are militant cost-cutters, and we strive to constantly innovate to achieve healthier margins.

[Slide 13]

AO

Turkey is the only G-20 economy without a mobility super app. Leading local mobility super apps in the G20 emerging markets like Indonesia, Brazil, and India are valued at billions due to the combination of high levels of demand and relative high cost of transportation alternatives.

[Slide 14]

AO

Today, shared mobility is in high demand in Turkey due to factors that include but are not limited to: Lack of useful public transportation options, limited taxi penetration, no ride-hailing options, and high costs of private car ownership. Demand for mobility services has skyrocketed since the COVID pandemic, making all levels of the Turkish government favorable to pro-mobility initiatives. Marti has worked and continues to work with the government at all levels and across party lines to make mobility a star in the Turkish tech ecosystem. Now, let me turn it over to Galata Acquisition Corp. Chief Financial Officer, Michael Tanzer, who has spent over ten months performing diligence on the company.

[Slide 15]

Michael Tanzer, Chief Financial Officer, Galata Acquisition Corp (MIT):

Thank you, Alper. As Danny and Alper mentioned, we performed extensive due diligence on Marti. Initially, we were quite skeptical, as none of the global micro-mobility players have figured out how to make the unit economics work. We, therefore, think what Alper, Cankut and the rest of the Marti team have accomplished is remarkable. The truth is that Marti is hiding in plain sight and we believe it is one of the largest micro-mobility businesses in the world and the only market leading micro-mobility operator earning positive NPV unit economics today. Despite facing multiple rounds of COVID related lockdowns, by meeting the customer’s needs Marti has grown exponentially through an extremely challenging operating environment. And we think this performance will only get better as the company scales.

[Slide 16]

MIT

The next two slides are about pricing power and the risk of currency depreciation. In emerging markets the ability of a company to raise price in excess of inflation is often a key determinant of long-term value creation. We believe Marti has that pricing power. Generally speaking, and particularly in economies which are net importers of oil like Turkey, transportation inflation exceeds general inflation and currency depreciation. Marti’s services are also very inexpensive—both as compared to other means of transportation in Turkey and on a PPP basis to similar services in other countries. To provide some context: A typical e-scooter ride is about 2km, lasts 10 minutes and costs less than 1 USD.

In late 2021 the lira started depreciating at an accelerated rate giving us an opportunity to observe the company’s ability to raise price in real time, even against a control group. The details are illustrated here on slide 16.,

[Slide 17]

MIT

In Q4 2021, Marti raised price by over 50% year-over-year, while daily rides per vehicle remained flat. In summary, through this period of accelerating inflation and macroeconomic volatility, the company pushed price with a minimal effect on demand—very encouraging in our view.

[Slide 18]

MIT

Working with a leading global consulting firm, we also took a deep dive into the market. We broke down transportation spend in Turkey, looking at different form factors and use cases: scooters, bikes, mopeds, cars, public transport, taxis, etc.

We looked at pricing and customer wallet share. And we looked at different regions and cities and compared the Turkish market to markets in Europe & Asia.

We found that Turkish people spend $55 to 65 billion every year on mobility, growing mid-single digits. However, we expect shared mobility to grow at a much faster rate. Of the total market spend we believe the Company has a $20 billion pie from which to earn revenue. Revenue today, and even in 2025, will be a small fraction of this addressable market and we believe the company will grow rapidly for the foreseeable future. Now I’ll hand it back to Danny to go over the key investment highlights.

[Slide 19]

DSF

Thank you, Michael. At a high level, and as I’ve said before, we believe there are three key things to keep in mind as we go deeper into the story: First, this business is about execution. Second, this business is about unit economics. And third, this business is about scale.

We believe Alper and the team have demonstrated preternatural abilities to execute, innovate, and operate within the Turkish landscape. And their growth and market share are evidence of this. Marti is unique in having had consistently positive unit economics and positive gross margins. Coming from a world of capital scarcity, these guys understand that they need to be profitable to survive. And finally, we believe this business gets better with scale. We believe the more vehicles they have, the most users convert upon opening the app, and the more vehicles that are available, the more each unique user uses the service.

Lastly, as a bonus Marti has strong ESG fundamentals, from a vehicle emissions standpoint to the number of blue-collar workers it directly hires from its communities to its gender diversity at all levels of the business. I’ll now introduce Cankut Durgun, Marti co-founder and president, to go over the key features of this investment.

[Slide 20]

Cankut Durgun, Co-Founder & President, Marti Technologies (CD)

Thank you, Danny. With a population of 85 million people, Turkey is the largest country in Europe. It also has a growing population, and a very young population, which shows a high demand for mobility services. Mobility services succeed in densely populated urban areas, and Turkey has 10 cities with a population greater than 1 million people. Marti’s business is not just about serving Istanbul, the single largest city across Europe. It is also about serving cities like Izmir and Ankara, the second and third largest cities in Turkey which have populations greater than the urban perimeters of European capitals London and Paris. Other top ten cities in Turkey, like Bursa and Mersin, have populations greater than cities such as Barcelona and Vienna.

[Slide 21]

CD

In this very large and attractive urban mobility market, Marti is the clear market leader. We have 64% of the app downloads of all micro-mobility operators in the country. The rest of the market is fragmented amongst multiple operators. We already operate in 16 cities across the country which together account for 69% of Turkey’s GDP and have already proven our ability to operate multimodal operations in 4 cities. We believe operational execution risks are, therefore, low. We believe our growth will come primarily from deploying more vehicles in each modality where we already operate and launching new modalities in cities where we already operate.

[Slide 22]

CD

One of the key characteristics of our business is that we benefit from scale. As we deploy more vehicles, we increase the proximity of the nearest vehicle to a rider at the time of app opening. If we are able to deploy vehicles within 40 meters of a rider, the conversion rate from app opening to completing a ride rises to over 50%, resulting in increased repeat ridership on Marti as we deploy more vehicles. Our monthly rides per unique rider have increased from 2.2 in early 2019 to 3.9 most recently. In addition, over 90% of our rides consist of commute rides, with our micro-mobility vehicles serving a standalone commute journey in 61% of rides and our micro-mobility vehicles being used as a first and last mile complement to public transport in 31% of rides. Less than 10% of our rides consist of leisure rides, and this figure declines as availability further increases.

[Slide 23]

CD

We are a fully vertically integrated business. The key question we ask ourselves is how to deliver the best rider experience possible in the most cost-efficient way possible. In the context of the Turkish market, this has meant building each of the key elements necessary to deliver the optimal customer experience in house. This is in contrast to other operators at scale who have often relied on third-party solutions. These third-party solutions often allow for faster scaling, but we believe to the detriment of long-term control of the rider experience and healthy unit economics. Our apps, which include our end user, operations, and repair and maintenance apps are built in house. This enables faster iteration speeds to improve the rider experience and respond to operational requirements on short notice. We also conduct all of our operations, including battery swapping, repair and maintenance, and rebalancing, through in-house teams.

[Slide 29]

CD

Moving to slide 29. The minimum wage in Turkey is lower than that in China. As a result, we are able to maintain high levels of fleet availability, extend the useful lives of our vehicles, and increase utilization at a low cost. We also design our own vehicles and perform local assembly of various vehicle models. These approaches allow us to tailor our vehicles to the topography and needs of the markets we serve, while creating more local employment opportunities.

[Slide 31]

Jumping now to Slide 31. As a result of our IOT lock equipped vehicles and motorcyclists in the field, our theft and vandalism rate is less than 0.1% of our fleet on a monthly basis.

[Slide 32]

CD

As a result of our vertically integrated approach, we have achieved greater than 2.5-year average useful lives on our fleet first deployed as early as November 2019. We expect our useful lives will be longer in newer generations of vehicles.

[Slide 33]

CD

Our most recent generation of vehicles has yet to complete year-round operations and we, therefore, present the year-round unit economics of our previous generation of vehicles. Our unit economics have historically improved with each successive generation of vehicles. The $1.11 daily gross margin generated by our previous generation vehicles results in a 567-day payback period on an all-in vehicle cost of $632. This is in contrast to the greater than 2.5-year, or greater than 900-day useful life of these vehicles. As we deploy newer generations of vehicles in the same city, we see greater availability increasing utilization, and higher quality vehicles increasing utilization even further. We also benefit from economies of scale across our variable cost items with each successive fleet. For example, we rely on a greater share of locally sourced spare parts as we scale, which reduces lead times and spare parts costs. Our shift to swappable batteries in newer fleet models reduces battery charging costs relative to previous unswappable models. We also enable greater specialization in our repair and maintenance efforts with scale.

[Slide 34]

CD

Looking at our projections, our number of rides is primarily a function of our fleet size in each of e-mopeds, e-bikes, and e-scooters, and secondarily a function of the number of daily rides per vehicle. We have modeled an approximately 20% increase in daily rides per vehicle from 2022 to 2023 as a result of greater availability driving increased utilization, and more recently introduced modalities having greater historical utilization than earlier ones. For example, our e-bikes, which were deployed starting in December 2021, are currently seeing approximately 30% higher daily rides per vehicle than our e-scooters which were deployed in March 2019.

[Slide 35]

CD

Our net revenue is a function of our number of rides and our net revenue per ride. Economics and profitability are expected to improve with new units deployed for 2023 and beyond. Our net revenue per ride is forecasted to increase approximately 30% from 2022 to 2023 as a result of the new modalities we introduce, namely e-bikes and e-mopeds, having higher pricing and longer travel durations under a per minute pricing model than e-scooters. The per minute price of our e-bikes is currently approximately 45% higher than that of e-scooters, and the per minute price of our e-mopeds is currently approximately 65% higher than that of e-scooters. Travel durations are also higher for e-bikes than for e-scooters, and further higher for e-mopeds than for e-bikes.

[Slide 36]

CD

Marti ended 2021 with 42% pre-depreciation, and 15% post-depreciation gross margins. Our pre-depreciation gross margins in our geofence zones where we operate at scale are already near 60%. The reason why our average figure is 42% is due to operating at subscale in several geofence zones. We estimate that zones require at least 700 vehicles in order to recoup the investment costs of setting up a warehouse, staffing a minimum level of operations, repair and maintenance personnel, and employing operations vans in a zone. We are currently operating with 200 to 300 vehicles in several of our geofence zones in order to retain the benefits of being the first mover to serve a new zone. Together with the proceeds of this capital raise, we expect we will reach scale in each of the geofence zones where we operate and foresee pre-depreciation gross margins rising to around 55%. Assuming that depreciation takes a similar share of net revenue, we expect approximately 30% post-depreciation gross margins at scale.

[Slide 37]

CD

Urban mobility is a business with a regulatory component. Our experience bringing e-scooters to Turkey is an example of how we have successfully contributed to the development of a new transport modality in the country. E-scooters were first introduced to the Turkish transportation code in 2020 as a new legal mode of transport. Subsequently, a framework governing the rights and requirements of e-scooter operators was established in 2021. That framework has three important characteristics. First, it is growth oriented. E-scooters can operate in a fully dockless model, meaning that they can be picked up and dropped off anywhere, thereby maximizing demand. Second, there is a multi-tiered licensing process for operators. Operators first secure a national license from the Ministry of Transportation, followed by city level licenses in each city where they would like to operate, followed by the payment of a per vehicle daily occupancy fee to each district in which they then operate. This multi-tiered licensing process ensures that operators are held to a high standard while also requiring extensive teams to navigate. Third, operators are required to hold their servers in Turkey and to produce a certain percentage of their fleet locally by 2024. These requirements ensure that rider data is protected and shared with regulators, while also promoting the development of local operators who best understand the needs of local riders.

[Slide 38]

CD

Marti is also a business with strong environmental, social, and governance fundamentals. From an environmental perspective, the lifecycle emissions of our vehicles, including manufacturing, operations, and recycling, are 73% less than the average emissions of the journeys that they replace.

[Slide 39]

From a social perspective, 34% of our workforce is in the 15–24 year age group which has the highest unemployment rate in Turkey. We also serve all segments of the population, including lower income neighborhoods, rather than just touristic or high-income neighborhoods. For example, in Istanbul, we serve districts covering 96% of the city’s population. From a governance perspective, the 36% share of women in management roles at Marti, which includes C-level and department heads, is significantly higher than the 19% share of women in management roles across the Turkish labor force. I will now turn the call over to Erdem Selim, Marti’s Chief Financial Officer.

[Slide 40] Transition Slide.

[Slide 41]

Erdem Selim, Chief Financial Officer, Marti Technologies (ES)

Thank you, Cankut. As mentioned earlier our revenues are strongly correlated to the availability of vehicles, which we believe will significantly increase in tandem with the growth in fleet size. In addition, the higher pricing and longer ride durations of the new modalities should result in a greater contribution to revenues. We are already experiencing this with the recently launched e-mopeds and e-bikes. Accordingly, we expect to increase our revenues to $23 million this year and reach $85 million by 2023.

Profit margins also benefit from the increase in scale and the higher contribution of the new modalities, leading to expected pre-depreciation Gross Margin of 55% and EBITDA of $32 million in 2023.

[Slide 42]

ES

When we look at the projections, the main drivers of revenues are the average number of rides per vehicle and average revenue per ride. Looking forward, we used the actual average number of rides achieved in the last twelve months despite the negative effects of curfews during the COVID pandemic. For the new modalities that have a shorter track record we used the actual figures achieved since their first deployment and applied the historical seasonality for the remainder of the year.

We kept the average revenue per ride figures constant in real terms and only increased them by the expected CPI. The inelastic nature of demand allows us to quickly adjust our prices in response to changing economic conditions. For example, we have already increased our prices four times since November 2021 in response to the inflationary pressures without any meaningful change in demand.

In an early exercise, increasing the number of e-scooters from 100 to 500 in Antalya resulted in 50% higher number of rides per scooter. However, we kept the average number of rides constant, disregarding this positive effect of the increased availability and only incorporated minor increases starting in 2023, reflecting the anticipated effects of our various optimization efforts.

For the cost projections in the model, we conducted a detailed analysis with each department of how their costs would evolve with the projected growth. Despite the high savings potential, we reflected economies of scale in a limited manner benefiting G&A and other fixed expenses such as advisory and R&D. Apart from that we assumed constant operating costs across modalities with separate teams serving each. We actually plan to consolidate these teams to the extent possible, for example, by using the same standard batteries for all modalities and achieve significant savings which are not reflected here.

We also assumed real term constant prices for vehicles and spare parts. In actuality, we save costs by sourcing more parts domestically and, in general, hardware prices tend to come down over time.

With this, I leave the final word to Michael for details of the transaction structure.

[Slide 43] Transition Slide.

[Slide 44]

MIT

Thank you, Erdem. Our deal values Marti at $532 million pro-forma enterprise value. At 9.7X 2023 fully deployed EBITDA, we think this valuation is quite attractive on both an absolute and relative basis.

The goals of this transaction are threefold: One, raise Marti the capital it needs to grow and be self-sustaining. We believe that Marti has a unique first mover advantage, the Super app upside is attainable with capital and execution and the opportunity to realize it is now. Two, we wanted to create a deal structure that positions the company for success. And three, we wanted to underscore that its founders are aligned with its shareholders. Existing Marti shareholders are rolling 100% of their equity into the deal and the MIP and LTIP give management and existing shareholders very meaningful skin in game. We’re very excited about the future of this business. I want to personally thank everyone for joining today’s call. We look forward to closing this transformative business combination and executing on the next phase of our growth cycle. I would encourage all interested parties to follow our progress on our investor relations website: www.galatacorp.net and stay tuned for the upcoming launch of Marti’s new IR website in the coming weeks.

Thank you and good day.

Operator

Thank you. This concludes today’s conference. You may disconnect your lines at this time. Thank you for your participation.

END.

[Slide 45] Appendix.